news release

May 6, 2014

NASDAQ: THST

Truett-Hurst Inc. Reports Third Quarter Fiscal Year 2014 Financial Results

Healdsburg, California (May 6, 2014) – Truett-Hurst Inc. (NASDAQ: THST), today reported fiscal year 2014 financial results for its third quarter and nine months ended March 31, 2014.

“Our net sales continue to grow, increasing 44% for the quarter and 36% year-to-date compared to the same periods last year. Margins held steady at 34%, representing a slight improvement year over year. Our revolutionary new brand introductions including the evocative wraps, California Square® and PaperBoy® are gaining traction in the marketplace and evolving from an introductory retailer exclusive program to national and international distribution in the broad market. These brands, in conjunction with expanded new retailer exclusive listings, our broader portfolio and future innovations, will continue to drive Truett-Hurst’s growth,” said Phillip L. Hurst, Truett-Hurst’s CEO.

Sales: Strong growth was seen in all sales channels. Wholesale net sales increased 54% and 36% for the third quarter and nine months ended March 31, 2014 compared to the prior-year periods and was attributable to continued sales throughout the portfolio, including California Square®, Colby Red® and the Evocative Wraps. Direct to consumer net sales through our Truett-Hurst and VML tasting rooms increased 17% and 28% for the third quarter and nine months ended March 31, 2014 compared to the prior-year periods and was attributable to wine club sales and tasting room traffic. Internet net sales increased 46% and 58% for the third quarter and nine months ended March 31, 2014 compared to the prior-year periods (The Wine Spies LLC was acquired in August, our first quarter of fiscal 2013) due to increased website traffic and sales mix, including higher priced, limited production wines. International net sales, Canada and Mexico, were $0.4 million and $1.1 for the third quarter and nine-months of FY14 compared to $0.01 million and $0.2 million for the prior year periods.

Gross Margins: We achieved gross profit margins of 34.0% and 34.2% of net sales for the quarter and nine months ended March 31, 2014, respectively. Compared to the prior-year periods, quarter over quarter margins decreased 330 basis points due to sales mix between the three channels, but year-to-date margins increased 60 basis points. The wholesale channel margins compared to the prior-year periods, excluding the effect of a $0.08 million inventory write-down in the quarter, improved 70 basis points for the quarter and 190 basis points year-to-date. The direct to consumer channel gross margins increased 500 and 380 basis points, respectively, and were attributable to sales mix, reduced discounting, and selected price increases associated with certain vintage transitions.  The internet channel gross margins decreased 1,490 and 920 basis points, respectively, as we continue to emphasize and achieve gross profit goals over gross margin by offering higher priced wines.

Truett-Hurst • PO BOX 1532 • HEALDSBURG • CA • 95448 • F: 707. 431.4423 • email: ir@truetthurstinc.com

Truett-Hurst, Inc. Reports Third Quarter Fiscal Year 2014 Financial Results

Operating Loss: The fiscal 2014 net loss for the quarter and nine months ended March 31, 2014, before H.D.D. LLC’s non-controlling interest totaled $0.6 million for each period which included the disclosed provision for loss on deposit of $0.4 million from our former paper bottle supplier’s filing of administration in the UK compared to $0.3 million and $0.5 million for the prior-year periods.

Sales and marketing expense as a percentage of net sales improved for the quarter from 28.1% to 24.3% and slightly for the year, compared to the prior-year periods. General and administrative expense as a percentage of net sales improved for the quarter from 16.0% to 14.3% and was flat for the year compared to the prior-year periods.

James D. Bielenberg, CFO of Truett-Hurst, Inc., states “As we build out infrastructure in personnel and systems, including those costs associated with being a public company, we are beginning to realize leverage in operating expenses as a percentage of sales. Further progress should continue as we grow the top line. ” Mr. Bielenberg concluded, “Based upon our third quarter results and current projections we believe we are in line with our revised fiscal 2014 annual guidance of March 6, 2014 furnished on Form 8-K, which assumes there’s no deterioration in the U.S. economy.”

We assume no obligation to update our fiscal 2014 annual guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance.

Note Regarding Condensed Consolidated Financial Statements

The unaudited condensed consolidated financial statements for the three and nine-month periods ended March 31, 2014 and the June 30, 2013 balance sheet, include the results of Truett-Hurst, Inc. and its consolidated subsidiaries: H.D.D. LLC and The Wine Spies, LLC. The unaudited condensed consolidated financial statements for the three and nine-month periods ended March 31, 2013 reflect the results of the LLC and Wine Spies. Truett-Hurst, Inc.’s fiscal 2013 period is from June 26, 2013 to June 30, 2013 due to the completion of the Company’s initial public offering on June 25, 2013.

Conference Call Details

Truett-Hurst Inc. will conduct a conference call at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time), on May 7, 2014 to discuss its third quarter fiscal 2014 results for the period ended March 31, 2014. To listen to the conference call, dial in approximately ten minutes before the scheduled call to 1.877.870.4263, Canada Toll Free: 1.855.669.9657 or International Toll: 1.412.317.0790 and request Truett-Hurst Third Quarter of Fiscal 2014 Results Call. The webcast link is: http://www.videonewswire.com/event.asp?id=99150.

Truett-Hurst, Inc. Reports Third Quarter Fiscal Year 2014 Financial Results

A replay of the call will be available one hour after the end of the conference call through May 19, 2014 at 9:00 am ET. To listen to the replay, dial US Toll Free:  1.877.344.7529 or International Toll: 1.412.317.0088 and enter conference number: 10045548.

About Truett-Hurst Inc.

Truett-Hurst Inc. (NASDAQ: THST, http:www.truetthurstinc.com) is a holding company and its sole asset is the controlling equity interest in H.D.D. LLC., an innovative and fast-growing super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California. Our corporate website is www.truetthurstinc.com. Our principal executive offices are located at 4035 Westside Road, Healdsburg, California 95448, and our telephone number is 707.431.4423. We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, enacted on April 5, 2012 (“JOBS Act”), a small reporting company as defined by Section 15(d) of the Exchange Act, and a controlled company as defined by the corporate governance rules of NASDAQ.

Forward-Looking Statements

This press release and our earnings conference call for the third quarter ended March 31, 2014 contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenue, projected costs, prospects, plans, opportunities, and objectives constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements include expectations regarding revenue, income, expenses, and other guidance for fiscal 2014, ended June 30, 2014 and any future periods. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, a reduction in the supply of grapes and bulk wine available to us; significant competition; any change in our relationships with retailers could harm our business; we may not achieve or maintain profitability in the future; the loss of key employees; a reduction in our access to, or an increase in the cost of, the third-party services we use to produce our wine could harm our business; credit facility restrictions on our current and future operations; failure to protect, or infringement of, trademarks and proprietary rights; these factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

This press release should be read in conjunction with our most recent annual report on Form 10-K filed on September 27, 2013, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements unless otherwise required by law.

Truett-Hurst, Inc. Reports Third Quarter Fiscal Year 2014 Financial Results

For more information, contact:	For more information, contact:
Truett-Hurst Inc.	Truett-Hurst Inc.’s Investor Relations
James D. Bielenberg,	Wil Lindgren,
Chief Financial Officer	Director of Reporting and Finance
Phone: 707.431.4423	Phone: 707.431.4436
Fax: 707.395.0289	Fax: 707.395.0290
Email: james@truetthurstinc.com	Email: ir@truetthurstinc.com

Truett-Hurst, Inc. Reports Third Quarter Fiscal Year 2014 Financial Results

TRUETT-HURST INC. AND SUBSIDIARIES

(Prior to June 26, 2013, H.D.D. LLC and Subsidiary)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Quarters Ended March 31,		Nine-Month Periods Ended March 31,
	2014	2013	2014	2013

Sales	$5,280	$3,666	$16,957	$12,477
Less excise tax	(120)	(92)	(415)	(342)
Net sales	5,160	3,574	16,542	12,135

Cost of sales	3,408	2,242	10,880	8,057

Gross profit	1,752	1,332	5,662	4,078

Operating expenses:
Sales and marketing	1,252	1,005	3,582	2,653
General and administrative	738	571	2,285	1,677
Provision for loss of deposit	400	-	400	-
Bulk wine sales, net (gain) loss	-	-	(1)	-
Total operating expenses	2,390	1,576	6,266	4,330
Loss from operations	(638)	(244)	(604)	(252)
Other income (expense):
Interest expense	(42)	(73)	(123)	(253)
Other	(56)	58	(26)	(17)
Total other income (expense)	(98)	(15)	(149)	(270)
Loss before income taxes	(736)	(259)	(753)	(522)
Income tax (benefit) expense	(111)	-	(100)	2
Net loss before non-controlling interests	(625)	(259)	(653)	(524)
Less: Net income (loss) attributable to non-controlling interest: The Wine Spies, LLC	(13)	4	(74)	(44)
Net loss attributable to Truett-Hurst, Inc. and H.D.D. LLC	(612)	$(263)	(579)	(480)
Less: Net loss attributable to non-controlling interest: H.D.D. LLC	(428)		(402)
Net loss attributable to Truett-Hurst, Inc.	$(184)		$(177)

Net earnings per share:
Basic and diluted	$(0.06)		$(0.07)

Weighted average shares used in computing net loss per share:
Basic and diluted	2,936,894		2,704,752

Truett-Hurst, Inc. Reports Third Quarter Fiscal Year 2014 Financial Results

TRUETT-HURST INC. AND SUBSIDIARIES

(Prior to June 26, 2013, H.D.D. LLC and Subsidiary)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2014	June 30, 2013
ASSETS	(unaudited)
Current assets:
Cash	$5,117	$11,367
Accounts receivable	2,523	2,816
Inventories	17,184	13,222
Bulk wine deposit	1,125	-
Other current assets	205	245
Total current assets	26,154	27,650
Property and equipment, net	5,575	5,383
Goodwill	134	134
Intangible assets, net	659	706
Deferred tax asset, net	2,669	-
Other assets, net	369	259
Total assets	$35,560	$34,132

LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities:
Line of credit	$6,582	$6,887
Accounts payable	2,020	2,123
Accrued expenses	933	1,710
Due to related parties	331	71
Current portion of deferred taxes	-	96
Current maturities of related party notes	73	70
Current maturities of long-term debt	332	250
Total current liabilities	10,271	11,207

Long-term debt, net of current maturities	3,611	3,454
Due to related parties pursuant to tax receivable agreement	2,512	-
Deferred taxes, net of current portion	-	127
Deferred rent liability	51	53
Related party notes, net of current maturities	12	67
Total liabilities	16,457	14,908

Commitments and contingencies

Stockholders' equity
Preferred stock, par value of $0.001 per share, 5,000,000 shares authorized and zero issued and outstanding	-	-
Class A common stock, par value of $0.001 per share, 7,000,000 authorized and 3,599,778 issued and outstanding at March 31, 2014 and 2,700,000 at June 30, 2013	4	3
Class B common stock, par value of $0.001 per share,1,000 authorized and 10 issued and outstanding	-	-
Additional paid-in capital	13,786	10,977
Accumulated deficit	(3,645)	(3,467)
Total Truett-Hurst, Inc. equity	10,145	7,513
Non-controlling interests	8,958	11,711
Total equity	19,103	19,224
Total liabilities and stockholders' equity	$35,560	$34,132

Truett-Hurst, Inc. Reports Third Quarter Fiscal Year 2014 Financial Results

TRUETT-HURST INC. AND SUBSIDIARIES

(Prior to June 26, 2013, H.D.D. LLC and Subsidiary)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine-Month Periods Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(653)	$(524)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	394	256
Stock-based compensation	253	56
Deferred taxes	(100)	-
Loss (gain) on fair value of warrant and interest rate swap	(3)	18
Deferred rent	(2)	(3)
Contributed rent	-	35

Changes in operating assets and liabilities, net
Accounts receivable	293	(87)
Inventories	(3,962)	(4,749)
Bulk wine deposit	(1,125)	(486)
Other current assets	44	(664)
Accounts payable and accrued expenses	(880)	1,367
Net cash used in operating activities	(5,741)	(4,781)

Cash flows from investing activities:
Acquisition of property and equipment	(472)	(725)
Acquisition of intangible and other assets	(180)	(52)
Acquisition of The Wine Spies, LLC	-	(325)
Proceeds from sale of assets	1	-
Net cash used in investing activities	(651)	(1,102)

Cash flows from financing activities:
Net proceeds from (payments on) line of credit	(305)	5,415
Advances from related parties	-	683
Net proceeds (payments to) related parties	260	(77)
Proceeds from related party notes	-	350
Payments on related party notes	(52)	(450)
Proceeds from long-term debt	425	3,881
Payments on long-term debt	(186)	(3,544)
Payments on amount due factor	-	(869)
Proceeds from exercise of warrant	-	498
Net cash provided by financing activities	142	5,887

Net increase (decrease) in cash	(6,250)	4
Cash at beginning of period	11,367	167
Cash at end of period	$5,117	$171

Supplemental disclosure of non-cash transactions
Contributed rent for membership interest	$-	$36
Deferred tax asset arising from LLC unit exchange	$2,791	$-
Due to related parties pursuant to tax receivable agreement	$2,512	$-
Equity benefit on LLC unit exchange	$279	$-